Exhibit 99.1

Mad Catz Commences Search for Chief Financial Officer

San Diego – May 16, 2013 – Mad Catz Interactive, Inc. (“Mad Catz” or the “Company”) (NYSE MKT/TSX: MCZ), a leading third-party interactive entertainment accessory provider, announced today that its Chief Financial Officer, Allyson Evans, has announced her intention to resign from her position in order to spend more time with her family. Ms. Evans has agreed to remain in her position until the appointment of her successor and will assist the Company with the transition. Mad Catz has commenced a national search for a new CFO and plans to report its fiscal 2013 financial results in early June as originally planned.

Darren Richardson, President and Chief Executive Officer of Mad Catz, commented, “The entire Mad Catz team is extremely grateful for Allyson’s leadership and contributions to the Company’s evolution and success over the past two and a half years she has served as CFO and we appreciate her efforts to further improve our business during this exciting time of transition for our Company. Going forward, we will seek a new leader for our finance team who brings a successful track record in finance, demonstrated knowledge of SEC reporting and compliance procedures, and the communication skills that will help support our relationships with the financial community.”

Ms. Evans, added, “I know that I leave Mad Catz with great product momentum, a continued focus on expense management and very capable financial and operating teams. I am delighted to have contributed to the Company’s product evolution over the course of my tenure and look forward to working with the team to facilitate a smooth transition.”

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

Safe Harbor

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

Source

Mad Catz Interactive, Inc.

Contact:

Joseph Jaffoni, Norberto Aja, Jim Leahy

JCIR

mcz@jcir.com or (212) 835-8500

xxx